EXHIBIT 99.1


                            SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is entered into effective July 29, 2003 between The Hallwood Group Incorporated (the "Company"), and Interstate Properties ("Seller").

1. Seller is the owner of 98,000 shares of common stock, par value $0.10 per share (the "Common Stock"), of the Company, a Delaware corporation.

2. Seller agrees to sell and the Company agrees to purchase 35,000 shares (the "Shares") of the Common Stock for the purchase price of $17.25 per Share or a total purchase price of $603,750.

3. Seller represents and warrants that except to the extent that Article Fourth of the Company's Second Restated Certificate of Incorporation and the legend on the Company's stock certificates may be enforceable,
         (a) it owns the  Shares  free and clear of all liens and  encumbrances;
         (b) it has all necessary authority to sell the Shares; and (c) the sale of the Shares to the Company will not violate, conflict with or result in any violation or breach of any provision of any agreement, contract, or other instrument to which the Seller is a party or by which it is bound.

4. The Company represents and warrants that it has all necessary authority to purchase the Shares and that the purchase of the Shares from Seller will not violate, conflict with or result in any violation or breach of any provision of any agreement, contact, or other instrument to which the Company is a party or by which it is bound.

5. The Company represents and warrants that the purchase and sale of the Shares contemplated hereby has been approved by the Board of Directors of the Company. The Company acknowledges and agrees that upon delivery of the Shares by Seller and delivery of the purchase price by the Company the Seller will be entitled to the entire amount of the purchase price for the Shares and that neither the Company nor any of its subsidiaries will institute, participate in or otherwise support legal proceedings against the Seller for the recovery of any portion of such purchase price or any other matter related to the Seller's ownership of the Common Stock or the transactions contemplated hereby.

6. Seller shall promptly direct its agents to deliver the Shares either by book entry transfer on the records of EquiServe Trust Company (DTC No.
         1281) to the account of the Company, or by delivering certificates representing the Shares to Alan Kailer, Esq., Jenkens & Gilchrist, 1445 Ross Ave., Suite 3200, Dallas, Texas 75202, together with stock powers duly executed in blank and instructions for the wire transfer of the purchase price, who shall hold the Shares in escrow pending release as contemplated by the immediately succeeding three sentences. Upon confirmation of the book entry transfer or receipt of the Shares, Kailer shall advise the Company and the Company shall promptly cause the total purchase price for the Shares to be delivered by wire transfer in immediately available funds to the account(s) designated by Seller. Upon confirmation from Seller that Seller has received the total purchase price for the Shares in immediately available funds, Kailer shall deliver the certificates representing the Shares to the Company, if applicable. If within 24 hours of confirmation of the book entry transfer or receipt of the Shares the Seller has not received the total purchase price for the Shares, then Seller shall be entitled to return of the Shares by Kailer promptly upon written request to Kailer therefore.

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7.       Seller and the Company  each  represent  and agree that the other party will not be liable or responsible for any brokerage commissions or fees on behalf of them in connection with the sale and purchase of the Shares.

8. Seller and the Company each acknowledge that their decision to sell and purchase the Shares is based solely on their own assessment of an investment in the Shares, and, except as set forth herein (including but not limited to Paragraph 5, above), is not based on any representations made by the other party. As an example, Seller and the Company each acknowledge that the Company has a material interest in Hallwood Realty Partners, L.P., which is currently the subject of a tender offer by High River Limited Partnership, and that either Seller or the Company may have material nonpublic information concerning Hallwood Realty Partners, L.P. or the tender offer. Seller and the Company agree that they will not seek or be entitled to receive any damages or additional payments for any actions Seller, the Company or their affiliates may or may not have taken in the past or may or may not take in the future or for any information Seller, the Company or their affiliates may or may not have, whether or not any such actions or information are currently disclosed.

9. This agreement may be signed in counterparts, which together shall constitute one and the same agreement between the parties.

                 [The remainder of this page has been left blank
                       intentionally. Signatures follow.]



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



Executed July 29, 2003.

The Hallwood Group Incorporated         Interstate Properties

By: /s/ Melvin J. Melle                 By: /s/ Steven Roth
   ---------------------------             -------------------------------
Name: Melvin J. Melle                   Name:  Steven Roth
Title: Vice President                   Title:  Managing General Partner



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